CLINTON, NEW JERSEY, JANUARY 20, 1998 ... UNITY BANCORP, INC. (AMEX:UBI, UBI:WS), parent company of FIRST COMMUNITY BANK reported record earnings on an unaudited basis of $2 million for the fiscal year ended December 31, 1997, a 93% increase over the $1 million reported for 1996. The record earnings resulted in basic earnings per share of $1.02 for the fiscal year 1997, a 38% increase over the $.74 earnings per share reported for fiscal 1996. Diluted earnings per share, as calculated by FASB 128 which includes unexercised warrants and stock options, was $1.01 per share in 1997 compared to $.73 in 1996.

Additionally, UNITY BANCORP, INC. reported record fourth quarter 1997 earnings of $780 thousand, an 88% increase over the $415 thousand reported for the same period of 1996. As a result the earnings per share for the fourth quarter of 1997 are $.39, a 55% increase over the $.25 reported for the same period in 1996.

Total assets at year end 1997 were up 24% to $214 million from the 1996 total of $173 million. During the same period total depots grew 25% to $192 million from $154 million and net loans increased 37% to $133 million from $97 million.

Total equity at year end 1997 had grown to $20 million from the $18 million reported December 31, 1996, representing an 11% increase.

Mr. Robert J. Van Volkenburgh, Chairman of the Board and Chief Executive Officer, stated, "The record results reported for the fiscal year 1997 and fourth quarter are the direct result of our business plan which is to provide quality personal financial service to our customers. The three new branches opened over the last eighteen months are now providing deposit, loan and earnings growth, as anticipated. We believe that providing excellent community banking service to all our customers and communities, differentiates UNITY BANCORP, INC. from the large regional and national banks that have proliferated throughout New Jersey."

UNITY BANCORP, INC. and FIRST COMMUNITY BANK President John F. Tremblay noted, "UNITY's continued strong asset and profit growth in 1997 represents the strength of its community bank service philosophy. First Community Bank's excellent commercial lending staff including its' SBA guarantee loan program and accounts receivable financing product for small companies, provide a combination of products and service that the larger our-of-state banks cannot match. The expansion of the consumer lending function, including the residential mortgage division in 1997 contributed significantly to our increased profitability."

UNITY BANCORP, INC.'s subsidiary, First Community Bank, is a community oriented full service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton, New Jersey and its six branches located in Flemington, Linden, North Plainfield, Scotch Plains, Springfield and Union, New Jersey.



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